UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 12, 2016

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES
CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Certain Officers and Appointment of Certain Officers

On December 12, 2016, Stanley J. Sutula III, Vice President and Controller, resigned his position effective January 20, 2017 to undertake a position as Chief Financial Officer at another public company.  On December 13, 2016, the IBM Board elected Robert F. Del Bene, 57, to become Vice President and Controller effective January 21, 2017.

Mr. Sutula will continue to serve as Vice President and Controller until January 20, 2017, during which time IBM expects to close its books for 2016 and report the Company’s fourth-quarter and full-year earnings for 2016.  The Company thanks Mr. Sutula for his service to IBM, including his many years in senior finance positions, and wishes him well in his future endeavors.

Mr. Del Bene is currently General Manager, IBM Global Financing and previously served as IBM’s Treasurer.  Mr. Del Bene joined the Company in 1981 and has also served as the senior finance executive for various IBM business units including Global Services and Sales & Distribution.

No compensation decisions were made in connection with either Mr. Sutula’s resignation or Mr. Del Bene’s election.

As reflected in the Company’s Proxy Statement, the Company may have employees who are related to executive officers or directors.  Mr. Del Bene’s wife is employed as an executive of the company, and his daughter is employed in a non-executive position. Neither of them are executive officers of IBM and each is expected to receive compensation in 2016 between $120,000 and $300,000.  Additionally, Mr. Del Bene’s wife received an equity grant in 2016.  Their compensation, equity grant, and other terms of employment are determined on a basis consistent with IBM’s human resources policies.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/). IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: December 13, 2016

	By:	/s/ Christina M. Montgomery
Christina M. Montgomery
Vice President, Assistant General Counsel and Secretary